Exhibit D.4

BENEFICIAL OWNER ELECTION FORM

To:
Name of Registered Holder of Shares of Common Stock

Address

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the rights offering to subscribe for shares of common stock, par value of $0.0001 per share (“Common Stock”), of Millennium Investment & Acquisition Company Inc.

This will instruct you whether to exercise rights (“Rights”) to purchase shares of Common Stock distributed with respect to shares of Common Stock held by you for the account of the undersigned, with one (1) Right entitling you to subscribe for one (1) share of Common Stock at the subscription price (the “Subscription Price”) of $0.75 pursuant to the terms and subject to the conditions set forth in the prospectus, dated __________ [   ], 2014.

1.	☐	Please do NOT EXERCISE Rights for Shares of Common Stock.
2.	☐	Please EXERCISE Rights for Shares of Common Stock as set forth below:	___________ x $0.75 = $_______
# of shares of Common Stock
2.	☐	Please EXERCISE Rights for Shares of Common Stock as follows:
3.	☐	Payment in the amount of $____________ is enclosed.
4.	☐	Please deduct $___________ from the following account maintained by you as follows:

Type of Account	Account Number

Date and sign Here:

Date
Signature(s)

Please Type or Print Name(s) Below: _____________________________________ _____________________________________